Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of FISYN FUND II, LLC. (the “Company”), as of inception December 20, 2024, and of our report dated December 20, 2024, included in the Company’s Offering Statement on Form 1-A.

Brickstone & Associates, LLC
Ashburn, Virginia
March 12, 2025